Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WAVE2WAVE COMMUNICATIONS, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

          Wave2Wave Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Wave2Wave Communications, Inc. (the “Corporation”), and the date of filing of the original Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 23, 2000 (the “Certificate of Incorporation”).

          2. The Certificate of Incorporation of the Corporation is hereby amended by striking Article FOURTH thereof in its entirety, and replacing it with the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000), consisting of:

(i) Two Hundred Ninety Million (290,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

(ii) Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the effectiveness of this Certificate of Amendment, every four (4) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), any such fractional interests in shares of Common Stock shall be rounded up to the nearest whole number.

The number of authorized shares of any such class or classes or series may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of the capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock or the Preferred Stock (or any series thereof) voting as a separate class, unless a vote of any such holders is specifically required herein pursuant to the terms of any Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited or no voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.”

          3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

          4. This Certificate of Amendment to Certificate of Incorporation, as filed under Section 242 of the General Corporation Law of the State of Delaware, has been duly authorized in accordance thereof.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation be signed by its duly authorized officer this 30th day of September 2010.

WAVE2WAVE COMMUNICATIONS, INC.

By:	/s/ Steven Asman

Steven Asman
President